Exhibit 99.1

FOR IMMEDIATE RELEASE:

October 17, 2008

Contact: Jonna Murnick

(704) 357-2720

jonna.murnick@consonus.com

CONSONUS TECHNOLOGIES, INC. ANNOUNCES VOLUNTARY DELISTING

CARY, NC, October 17, 2008 – Consonus Technologies, Inc. (Nasdaq:DCTI), a national data center and IT managed services provider, announced today that it has notified Nasdaq of its intent to delist its common stock from the Nasdaq Capital Market. Consonus Technologies currently anticipates that it will file with the Securities and Exchange Commission and Nasdaq a Form 25 relating to the delisting of its common stock on or about October 27, 2008, with the delisting of its common stock becoming effective ten days thereafter. Accordingly, Consonus Technologies anticipates that the last day of the effectiveness of the listing of its common stock on the Nasdaq Capital Market will be on or about November 6, 2008. The delisting will follow the withdrawal in September of Consonus Technologies’ registration statement filed with the Securities and Exchange Commission for Consonus’ proposed initial public offering. As a result of the termination of the initial public offering, no market ever developed for and no trading ever occurred in the shares of common stock of Consonus Technologies.

Consonus Technologies, Inc. is a leading national provider of IT infrastructure, data center, and managed services solutions based in Cary, N.C. Offering a comprehensive suite of IT infrastructure services, combined with highly secure and reliable data centers across the country, Consonus provides customers with complete solutions addressing disaster recovery, data center availability, manageability, and consolidation. Visit www.consonus.com for more information.